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                                                                       Exhibit 5





                                 June 20, 1997



Star Telecommunications, Inc.
223 East De La Guerra Street
Santa Barbara, California 93101

                 Re: Star Telecommunications, Inc. Registration Statement for Offering of 2,760,125 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,500,000 shares of Common Stock under the Company's 1997 Omnibus Stock Incentive Plan,
(ii) 680,125 shares of Common Stock under the Company's 1996 Stock Incentive Plan, (iii) 180,000 shares of Common Stock under the Company's 1996 Outside Director Nonstatutory Stock Option Plan and (iv) 300,000 shares of Common Stock under the Employment and Consulting Agreements between the Company and John D. Marsch and 100,000 shares of Common Stock under the Consulting Agreement between the Company and Gordon Hutchins, Jr. (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/  Gunderson Dettmer Stough
                                       Villeneuve Franklin & Hachigian, LLP


                                       Gunderson Dettmer Stough
                                       Villeneuve Franklin & Hachigian, LLP